Exhibit 10.1

SEPARATION AGREEMENT

THIS SEPARATION AGREEMENT (this “Agreement”) dated as of May 11, 2017, by and among A.S.V., LLC., a Minnesota limited liability company (“ASV”), TEREX CORPORATION, a Delaware corporation (“Terex”) and MANITEX INTERNATIONAL, INC., a Michigan corporation (“Manitex” and collectively with ASV and Terex, the “Parties”). Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in ARTICLE I hereof.

R E C I T A L S

WHEREAS, ASV, which upon the effectiveness of the Plan of Conversion will convert (the “Conversion”) to ASV Holdings, Inc., a Delaware corporation (“ASV Holdings”), is currently a joint venture between Manitex and Terex;

WHEREAS, the board of managers of ASV and the members of ASV, Manitex and ASV Holding, LLC, a wholly-owned subsidiary of Terex, have determined to cause ASV to become an independent, publicly traded company and to set forth herein certain agreements governing the relationship of Manitex, Terex and ASV Holdings (as successor to ASV).

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

Section 1.01 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings (unless otherwise defined herein):

“Action” means any claim, demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any governmental authority or any arbitration or mediation tribunal.

“Ancillary Agreements” means the Terex Agreements, the EMA and the Registration Rights Agreement.

“ASV Assets” means all assets that are primarily related to or used primarily in connection with the operation or conduct of the businesses and operations of ASV as described in the Registration Statement (the “ASV Business”), including any rights related to the ASV Business under the Shared Contracts, if any.

“ASV Business” means the businesses and operations of ASV as described in the Registration Statement.

“ASV Liabilities” means all Liabilities to the extent relating to, arising out of or resulting from the ASV Assets or the ASV Business, including any products liability claims and any obligations related to the ASV Business under Shared Contracts, if any.

“EMA” means the Employee Matters Agreement dated as of the date of this Agreement by and among Manitex and ASV.

“Group” means either the Manitex Group or the Terex Group, as the context requires.

“Initial Public Offering” means the initial public offering of the common stock, $0.001 par value per share, of ASV Holdings.

“Law” means any statute, law, regulation, ordinance, rule, judgment, rule of common law, order, decree, directive, requirement or other governmental restriction or any similar binding and enforceable form of decision of, or determination by, or agreement with, or any interpretation or administration of any of the foregoing by, any governmental authority, whether now or hereinafter in effect and, in each case, as amended.

“Liabilities” means any and all debts, liabilities, losses and obligations, absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, including all costs and expenses relating thereto, and including obligations arising under any law, Action or threatened Action.

“Manitex Assets” means all assets that are primarily related to or used primarily in connection with the business and operations conducted by Manitex Group (other than ASV Business) (the “Manitex Business”) including any rights related to the Manitex Business under the Shared Contracts, if any.

“Manitex Group” means Manitex and its subsidiaries (but excluding ASV).

“Manitex Liabilities” means all Liabilities to the extent relating to, arising out of or resulting from the Manitex Assets or the Manitex Business, including any obligations related to the Manitex Business under Shared Contracts, if any.

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability company, any other entity and any governmental authority.

“Plan of Conversion” means that certain Plan of Conversion to be filed on or about May 11, 2017, providing for the conversion of ASV into ASV Holdings.

“Registration Rights Agreement” means the Registration Rights Agreement to be entered into by and among ASV Holdings, Manitex and Terex (or its subsidiary).

“Registration Statement” means the registration statement on Form S-1 filed under the Securities Act of 1933, as amended, pursuant to which the Initial Public Offering will be registered, including the prospectus related thereto, amendments and supplements to any such Registration Statement and/or prospectus, including post-effective amendments, all exhibits thereto and all materials incorporated by reference in any such Registration Statement or prospectus.

“Separation” means any actions to be taken pursuant to Article II hereof and any other transfers of Assets and assumptions of Liabilities, if any, in each case, between ASV and a member of one Group, provided for in this Agreement or in any Ancillary Agreement.

“Separation Date” means May 11, 2017.

“Shared Contract” means any contract or agreement of any member of either ASV or a Group that relates in any material respect to both the ASV Business, on the one hand, and the Manitex Business or Terex Business (or both), on the other hand; provided that the Parties may, by mutual written consent, elect to include in, or exclude from, this definition any contract or agreement. As of the date hereof, the Parties are not aware of any Shared Contracts other than those specifically mentioned herein or in the Ancillary Agreements.

“Tax” means all taxes, assessments, duties or similar charges of any kind whatsoever, in the nature of a tax, plus any interest, penalties, additional amounts or additions thereto.

“Tax Return” means any tax return, declaration, statement, report, form, refund claim, estimate and information return relating to taxes, including any amendments thereto and any related or supporting information.

“Terex Agreements” mean the Distribution and Cross Marketing Agreement dated December 19, 2014, the Services Agreement dated December 19, 2014 and the Winddown and Termination of Distribution and Cross Marketing Agreement dated as of April 27, 2017, each among Terex, Manitex and ASV.

“Terex Assets” means all assets that are primarily related to or used primarily in connection with the business and operations conducted by Terex Group (the “Terex Business”) including any rights related to the Terex Business under the Shared Contracts, if any.

“Terex Business” means the business and operations conducted by Terex and its subsidiaries.

“Terex Group” means Terex and its subsidiaries.

“Terex Liabilities” means all Liabilities to the extent relating to, arising out of or resulting from the Terex Assets or the Terex Business, including any obligations related to the Terex Business under Shared Contracts, if any.

“Third-Party Claim” means any assertion by a Person (including any governmental authority) who is not ASV, on the one hand, or a member of the Manitex Group or the Terex Group, on the other hand, of any claim, or the commencement by any such Person of any Action, against ASV or any member of the Manitex Group or the Terex Group, respectively.

ARTICLE II

The Separation

Section 2.01 Conversion; Assets and Liabilities.

(a) Prior to the effectiveness of the Registration Statement and immediately following the Separation, ASV shall cause the Conversion to be completed in accordance with the terms of the Plan of Conversion.

(b) In the event that at any time after the Separation, ASV, Manitex or Terex becomes aware that it (or a member of its Group) holds, or shall receive from a third party, an Asset that is not an ASV Asset, Manitex Asset or Terex Asset, respectively, or becomes liable for a Liability that is not an ASV Liability, Manitex Liability or Terex Liability, respectively, the Parties shall use reasonable best efforts to promptly effect the transfer and assumption of such Asset or Liability to the appropriate Party. Any transfer or assumption made pursuant to this Section 2.01(b) shall be treated by the Parties for all purposes as if it had occurred immediately prior to the Separation Date, except as otherwise required by applicable Law. The obligations of the Parties under this Section 2.01(b) shall terminate on the 6th anniversary of the Separation Date.

Section 2.02 Certain Matters Governed Exclusively by Ancillary Agreements. Each of ASV, Manitex and Terex agrees on behalf of itself and the members of its Group that, except as explicitly provided in this Agreement or any Ancillary Agreement, (a) the EMA shall exclusively govern the allocation of Assets and Liabilities related to employee and employee benefits-related matters (it being understood that any such Liabilities shall be subject to ARTICLE IV hereof) and (b) the Terex Agreements shall exclusively govern all matters relating to the provision of certain services identified therein.

Section 2.03 Shared Contracts. The Parties shall use, and shall cause the members of their respective Groups to use, their respective reasonable best efforts to work together (and, if necessary and desirable, to work with the third party to any such Shared Contract) in an effort to divide, partially assign, modify and/or replicate (in whole or in part) the respective rights and obligations under and in respect of any Shared Contract that may be identified at any time after the Separation, such that each Party is the beneficiary of the rights and is responsible for the obligations related to that portion of such Shared Contract relating to the business and operations of such Party.

Section 2.04 Disclaimer of Representations and Warranties. Each of ASV, Manitex (on behalf of itself and each other member of the Manitex Group) and Terex (on behalf of itself and each other member of the Terex Group) understands and agrees that, except as expressly set forth in this Agreement or any Ancillary Agreement, no Party to this Agreement, any Ancillary Agreement or any other agreement or document contemplated by this Agreement or any Ancillary Agreement is representing or warranting in any way as to any Assets or Liabilities held, transferred or assumed as contemplated hereby or thereby.

ARTICLE III

Tax Matters

Section 3.01 Indemnification; Tax Returns.

(a) Subject to the provisions of Section 3.01(c), Manitex and Terex shall, on a pro rata basis reflecting their respective equity interest in ASV, severally and not jointly indemnify and hold ASV harmless from and against any Taxes imposed on ASV (except for those Tax liabilities disclosed on the balance sheet of ASV) for any taxable period (or portion thereof) ending on or before the Separation Date; provided, however, that Manitex and Terex shall not be liable for or pay, and shall not indemnify or hold harmless ASV from and against any Taxes imposed on ASV or for which ASV may otherwise be liable as a result of transactions occurring after the Separation on the Separation Date outside of the ordinary course and not contemplated in this Agreement.

(b) Manitex shall prepare and file, or cause to be prepared filed, all U.S. federal and state income Tax Returns for ASV for all periods ending on or prior to the Separation Date which are required to be filed on or after the Separation Date. Income Tax Returns prepared or caused to be prepared by Manitex pursuant to the preceding sentence shall be prepared in a manner consistent with past practice unless otherwise required by applicable law. ASV shall prepare and file, or cause to be prepared and filed, all other Tax Returns of ASV for all periods ending on or prior to the Separation Date which are required to be filed on or after the Separation Date, and shall provide such Tax Returns to Manitex for its review and comment no later than thirty (30) days prior to the due date for filing such Tax Returns, and ASV shall incorporate any reasonable comments provided by Manitex. Tax Returns prepared or caused to be prepared by ASV pursuant to the preceding sentence shall be prepared in a manner consistent with past practice unless otherwise required by applicable law. Manitex on the one hand, and ASV on the other hand shall cooperate (and cause their affiliates to cooperate) with each other and with each other’s agents in connection with Tax matters. Such cooperation shall include each Party, upon reasonable request by the other Party, making available to the other Party Tax-related information and documents in its possession relating to ASV. The Parties shall retain all Tax Returns, schedules and work papers and all material records and other documents relating thereto, until the expiration of the applicable statute of limitations.

(c) ASV shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of ASV with respect to any Straddle Periods. Tax Returns prepared or caused to be prepared by ASV pursuant to the preceding sentence shall be prepared in a manner consistent with past practice unless otherwise required by applicable law. At least thirty (30) days before filing any such federal or state income Tax Return, ASV shall submit to Manitex copies of such income Tax Returns for its review and comment, and shall consider in good faith any changes to such Tax Returns reasonably requested by Manitex. Any Taxes for a tax period beginning on or before the Separation Date and ending after the Separation Date (a “Straddle Period”) shall be allocated to the portion of such period ending on the Separation Date (i) in the case of real and personal property taxes and franchise taxes not based on gross or net income, on a per diem basis and, (ii) in the case of other Taxes, shall be determined based on the actual operations of ASV during the portion of such period ending on the Separation Date.

(d) No amended Tax Returns shall be filed by or on behalf of ASV for any period ending on or prior to the Separation Date without Manitex’s prior written consent, which consent shall not be unreasonably withheld.

(e) ASV shall pay or cause to be paid to Manitex and Terex, on a pro rata basis reflecting their respective equity interest in ASV, any refund (for purposes of this Agreement, a refund includes any credit for Taxes attributable to an overpayment or any application or other use of a refund) of Taxes allocable to any taxable year or period that ends on or before the Separation Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on and including the Separation Date.

(f) Nothing in this Section 3.01 shall terminate or otherwise limit Terex’s obligations to indemnify Manitex and ASV for certain tax matters under that certain Stock Purchase Agreement, dated October 29, 2014, by and between Terex and Manitex (as amended).

Section 3.02 Tax Proceedings.

(a) If ASV becomes aware of any assessment, official inquiry, examination or proceeding that could result in an official determination with respect to any Tax for which Manitex and Terex could be liable pursuant to Section 3.01(a), ASV shall promptly notify Manitex and Terex in writing. If ASV becomes aware of any official inquiry, examination or proceeding that could result in an official determination with respect to Taxes related to the business, activities or assets of the ASV for which Manitex and Terex could be liable pursuant to Section 3.01(a), ASV shall promptly so notify Manitex and Terex in writing.

(b) Subject to the next to the last sentence of this Section 3.02(b), Manitex shall have the right to exercise control over the contest and/or settlement of any issue raised in any official inquiry, examination or proceeding with respect to any return for Taxes or any inquiry, examination or proceeding that relates only to Taxes for which Manitex and Terex are liable under Section 3.01(a), and Manitex and Terex shall be responsible on a pro rata basis reflecting their respective equity interest in ASV for any expenses incurred in connection therewith; provided, however, that Manitex may not settle or compromise any issue that could affect the liability of ASV for any tax period beginning after the Separation Date without the consent of ASV, which consent shall not be unreasonably withheld. ASV shall cooperate with Manitex, as Manitex may reasonably request, in any such inquiry, examination or proceeding. If Manitex does not notify ASV in writing within thirty (30) days after receipt of notice of any such inquiry, examination or proceeding, that Manitex elects to exercise control over the contest and/or settlement thereof, ASV shall exercise such control, and ASV shall pay any reasonable expenses connected therewith. No settlement of any inquiry, examination or proceeding over which ASV shall exercise control and with respect to which Manitex and Terex are obligated to indemnify ASV pursuant to Section 3.01(a) shall be made without the consent of Manitex (which consent shall not be unreasonably withheld).

ARTICLE IV

Mutual Releases; Indemnification

Section 4.01 Release of Pre-Separation Claims.

(a) Except as provided in Section 4.01(b) hereof or elsewhere in this Agreement or the Ancillary Agreements, effective as of the Separation, ASV, Manitex and Terex each do hereby, for itself and to the extent it may legally do so, its successors and assigns and all Persons who at any time on or prior to the Separation have been members, managers, shareholders, directors, officers, agents or employees of such Party (in each case, in their respective capacities as such), release and discharge, and agree to make no claims against, the other Parties and their respective subsidiaries, affiliates, successors and assigns, and all Persons who at any time on or prior to the Separation have been members, managers, shareholders, directors, officers, agents or employees of any such Person, and their respective heirs, executors, administrators, successors and assigns, from any and all ASV Liabilities, Manitex Liabilities and Terex Liabilities, respectively, whether at Law or in equity (including any right of contribution or recovery), whether arising under any contract or agreement, by operation of Law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Separation, including in connection with the Separation, the Initial Public Offering and all other activities to implement any such transactions.

(b) Nothing contained in Section 4.01(a) shall (i) impair any right of any Person to enforce this Agreement, any Ancillary Agreement, any other agreement entered into between the Parties, in each case in accordance with their terms, or any right arising in the ordinary course of business between the Parties, (ii) release any Person from any Liability under or pursuant to (A) this Agreement, any Ancillary Agreement, any other agreement entered into between the Parties before or after the Separation or incurred in the ordinary course of business, or (B) any Liability the release of which would result in the release of any Person not otherwise intended to be released pursuant to this Section 4.01, or (iii) affect the indemnification obligations of the Parties under Article X of Limited Liability Company Agreement of ASV, as in effect on the date on which the event or circumstances giving rise to such indemnification obligation occur.

Section 4.02 Indemnification by ASV. Subject to Section 4.04, ASV shall indemnify, defend and hold harmless Manitex, Terex and each other member of the Manitex Group and the Terex Group and each of their respective former and current managers, directors, officers and employees, and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Manitex-Terex Indemnitees”), from and against any and all Liabilities of the Manitex-Terex Indemnitees relating to, arising out of or resulting from (i) any ASV Liability, including the failure of ASV or any other Person to pay, perform or otherwise promptly discharge any ASV Liability in accordance with its terms, and (ii) any breach by ASV of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling).

Section 4.03 Indemnification by Manitex and Terex. Subject to Section 4.04, Manitex and Terex shall each indemnify, defend and hold harmless ASV and its former and current managers, directors, officers and employees, and the heirs, executors, successors and assigns of any of the foregoing (collectively, the “ASV Indemnitees”), from and against any and all Liabilities of the ASV Indemnitees relating to, arising out of or resulting from (i) any Manitex or Terex Liability, respectively, including the failure of such Party or any other Person to pay, perform or otherwise promptly discharge any such Liability in accordance with its terms, and (ii) any breach by such Party of this Agreement or any Ancillary Agreement unless such Ancillary Agreement expressly provides for separate indemnification therein (which shall be controlling).

Section 4.04 Indemnification Obligations Net of Third-Party Proceeds. The amount that any Party (an “Indemnifying Party”) is required to pay to any Person entitled to indemnification or reimbursement pursuant to this Agreement (an “Indemnitee”) will be reduced by any amounts actually recovered by the Indemnitee from any third party with respect to such Liability (including any insurance proceeds), net of any applicable premium adjustments, costs or expenses incurred in the collection thereof and any taxes resulting from the receipt thereof (“Third-Party Proceeds”). If an Indemnitee receives a payment required by this Agreement from an Indemnifying Party in respect of any Liability (an “Indemnity Payment”) and subsequently receives Third-Party Proceeds in respect of such Liability, then the Indemnitee will pay to the Indemnifying Party an amount equal to the excess of the Indemnity Payment received over the amount of the Indemnity Payment that would have been due if such Third-Party Proceeds had been received before the Indemnity Payment was made.

Section 4.05 Procedures for Indemnification of Third-Party Claims.

(a) If an Indemnitee shall receive notice or otherwise learn of a Third-Party Claim with respect to which an Indemnifying Party may be obligated to provide indemnification to such Indemnitee pursuant to this Agreement, such Indemnitee shall give such Indemnifying Party reasonable written notice thereof as soon as reasonably practicable after becoming aware of such Third-Party Claim. The failure to give such notice shall not relieve the related Indemnifying Party of its obligations under this ARTICLE IV, except to the extent that such Indemnifying Party is actually prejudiced by such failure.

(b) The Indemnifying Party shall have the right, exercisable by written notice to the Indemnitee within 30 calendar days after receipt of notice from an Indemnitee (or sooner, if the nature of such Third-Party Claim so requires), to assume and conduct the defense of such Third-Party Claim with counsel selected by the Indemnifying Party and reasonably acceptable to the Indemnitee; provided, however, that (i) the defense of such Third-Party Claim by the Indemnifying Party will not, in the reasonable judgment of the Indemnitee, affect the Indemnitee or any of its controlled affiliates in a materially adverse manner and (ii) the Third-Party Claim solely seeks (and continues to seek) monetary damages (the conditions set forth in this proviso, the “Litigation Condition”). If the Indemnifying Party elects not to assume the defense of a Third-Party Claim (or is not permitted to assume the defense due to the Litigation Condition), or fails to notify an Indemnitee of its election, such Indemnitee may defend such Third-Party Claim at the cost and expense of the Indemnifying Party. If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim, the Indemnitees shall, subject to the terms of this Agreement, cooperate with the Indemnifying Party with respect to the defense of such Third-Party Claim.

(c) If the Indemnifying Party elects (and is permitted) to assume the defense of a Third-Party Claim in accordance with the terms of this Agreement, the Indemnifying Party will not be liable for any additional legal expenses subsequently incurred by the Indemnitee in connection with the defense of the Third-Party Claim; provided, however, that if (i) the Litigation Condition ceases to be met or (ii) the Indemnifying Party fails to take reasonable steps necessary to defend diligently such Third-Party Claim, the Indemnitee may assume its own defense, and the Indemnifying Party will be liable for all reasonable costs or expenses paid or incurred in connection with such defense. The Indemnifying Party or the Indemnitee, as the case may be, shall have the right to participate in (but, subject to the prior sentence, not control), at its own expense, the defense of any Third-Party Claim that the other is defending as provided in this Agreement. In the event, however, that such Indemnitee reasonably determines that representation by counsel to the Indemnifying Party of both such Indemnifying Party and the Indemnitee could reasonably be expected to present such counsel with a conflict of interest, then the Indemnitee may employ separate counsel to represent or defend it in any such action or proceeding and the Indemnifying Party will pay the reasonable fees and expenses of such counsel.

(d) No Indemnifying Party shall consent to entry of any judgment or enter into any settlement of any Third-Party Claim without the consent of the applicable Indemnitee or Indemnitees; provided, however, that such Indemnitee(s) shall be required to consent to entry of judgment or to such settlement that (i) contains no finding or admission of any violation of Law or any violation of the rights of any Person, (ii) involves only monetary relief which the Indemnifying Party has agreed to pay and (iii) includes a full and unconditional release of the Indemnitee.

(e) Whether or not the Indemnifying Party assumes the defense of a Third-Party Claim, no Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, such Third-Party Claim without the Indemnifying Party’s prior written consent (such consent not to be unreasonably withheld or delayed).

Section 4.06 Additional Matters.

(a) Any claim on account of a Liability that does not result from a Third-Party Claim shall be asserted by reasonably prompt written notice given by the Indemnitee to the related Indemnifying Party. Such Indemnifying Party shall have a period of 30 calendar days after the receipt of such notice within which to respond thereto. If such Indemnifying Party does not respond within such 30-day period, such Indemnifying Party shall be deemed to have refused to accept responsibility to make payment. If such Indemnifying Party does not respond within such 30-day period or rejects such claim in whole or in part, such Indemnitee shall be free to pursue such remedies as may be available to such Party as contemplated by this Agreement.

(b) In the event of payment by or on behalf of any Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right, defense or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or against any other Person. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right, defense or claim.

(c) In the event of an Action relating to a Liability that has been allocated to an Indemnifying Party pursuant to the terms of this Agreement or any Ancillary Agreement in which the Indemnifying Party is not a named defendant, if the Indemnifying Party shall so request, the Parties shall endeavor to substitute the Indemnifying Party for the named defendant or add the Indemnifying Party as an additional named defendant, if at all practicable. If such substitution or addition cannot be achieved for any reason or is not requested, the named defendant shall allow the Indemnifying Party to manage the Action and the Indemnifying Party shall fully indemnify the named defendant against all reasonable costs of defending the Action (including court costs, sanctions imposed by a court, attorneys’ fees, experts, fees and all other external expenses), the costs of any judgment or settlement and the cost of any interest or penalties relating to any judgment or settlement.

Section 4.07 Remedies Cumulative. The remedies provided in this ARTICLE IV shall be exclusive and, subject to the provisions of ARTICLE VII, shall preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

Section 4.08 Survival of Indemnities. The rights and obligations of each of ASV, Manitex and Terex and their respective Indemnitees under this ARTICLE IV shall survive the sale or other transfer by any Party or its affiliates of any Assets or businesses or the assignment by it of any Liabilities.

Section 4.09 Limitation on Liability. Except as may expressly be set forth in this Agreement, none of ASV, Manitex, Terex or any other member of the Manitex Group or Terex Group shall in any event have any Liability to the other or to any other member of the other’s Group, or to any other ASV Indemnitee or Manitex-Terex Indemnitee, as applicable, under this Agreement (i) with respect to any matter to the extent that such Party seeking indemnification has engaged in any knowing violation of Law or fraud in connection therewith or (ii) for any indirect, special, punitive or consequential damages, whether or not caused by or resulting from negligence or breach of obligations hereunder and whether or not informed of the possibility of the existence of such damages; provided, however, that the provisions of this Section 4.09 (ii) shall not limit an Indemnifying Party’s indemnification obligations hereunder with respect to any Liability any Indemnitee may have to any third party not affiliated with ASV or any member of the Manitex Group or the Terex Group for any indirect, special, punitive or consequential damages.

ARTICLE V

Access to Information; Confidentiality

Section 5.01 Agreement for Exchange of Information; Archives.

(a) Except in the case of an adversarial Action or threatened adversarial Action by either ASV, Manitex or Terex or a Person or Persons in its Group against the other Party or a

Person or Persons in its Group, and subject to Section 5.01(b), each of ASV and Manitex and Terex, on behalf of its respective Group, shall provide to the other Party, at any time after the Separation, as soon as reasonably practicable after written request therefor, reasonable access to the documents and employees of such Party, which the requesting Party reasonably needs (i) to comply with reporting, disclosure, filing, notification or other requirements imposed by any law, national securities exchange or by any governmental authority, (ii) for use in any other judicial, regulatory, administrative or other Action or in order to satisfy audit, accounting, regulatory, litigation or other similar requirements or (iii) to comply with its obligations under this Agreement or any Ancillary Agreement. The receiving Party shall use information received pursuant to this Section 5.01(a) solely to the extent reasonably necessary to satisfy the applicable obligations or requirements described in clause (i), (ii) or (iii) of the immediately preceding sentence. The requesting Party shall reimburse the other Parties for the reasonable direct out-of-pocket costs, if any, resulting from such request and access. No Party shall have any Liability to the other Parties for any information exchanged or provided pursuant to this Agreement, in the absence of willful misconduct.

(b) In the event that any of the Parties reasonably determines that the exchange of any Information pursuant to Section 5.01(a) could be commercially detrimental, violate any Law or agreement or waive or jeopardize any attorney-client privilege or attorney work product protection, such Party shall not be required to provide such access to the other Party; provided, however, that each of the Parties shall take all commercially reasonable measures to permit compliance with Section 5.01(a) in a manner that avoids any such harm or consequence. Each of the Parties intends that any provision of access pursuant to this Section 5.01 that would otherwise be within the ambit of any legal privilege shall not operate as waiver of such privilege.

(c) Each of ASV, Manitex and Terex agrees, on behalf of itself and each member of the Group of which it is a member, as applicable, not to disclose or otherwise waive any privilege or protection attaching to any privileged Information relating to a member of the other Group or relating to or arising in connection with the relationship between the Groups prior to the Separation, without providing prompt written notice to and obtaining the prior written consent of the other (not to be unreasonably withheld or delayed).

Section 5.02 Record Retention. To facilitate the possible exchange of information pursuant to this ARTICLE V and other provisions of this Agreement, each Party shall use its reasonable best efforts to retain all information in such Party’s possession relating to the other Party or its businesses, Assets or Liabilities, this Agreement or the Ancillary Agreements substantially in accordance with the applicable record retention policies and/or practices of such Party or for such longer or shorter period as required by Law.

Section 5.03 Confidential Information.

(a) Each Party, on behalf of itself and each Person in its respective Group, as applicable, shall hold, and cause its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives to hold, in confidence and not release or disclose, with at least the same degree of care, but no less than a reasonable degree of care, that such Party applies to its own confidential and proprietary information, all information concerning the Parties or their respective Group or business that is either in its possession or furnished by the other Group or its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives at any time pursuant to this Agreement, and shall not use any such information other than for such purposes as shall be expressly permitted hereunder, except, in each case, to the extent that such information is (i) in the public domain through no fault of any Party or member of its respective Group or any of its respective directors, officers, employees, agents, accountants, counsel and other advisors and representatives, (ii) later lawfully acquired from other sources by any Party or their respective Group, employees, directors or agents, accountants, counsel and other advisors and representatives, as applicable, which sources are not themselves bound by a confidentiality obligation to the knowledge of any such Party or Persons in its respective Group, as applicable, (iii) independently generated without reference to any proprietary or confidential information of the other Party or its respective Group, as applicable, (iv) previously known or acquired by the receiving Party prior to its disclosure by the other Party or Persons in its respective Group, as applicable, from sources that are not themselves bound by a confidentiality obligation to the knowledge of such receiving Party or (v) required to be disclosed by Law; provided, however, that the Person required to disclose such Information gives the applicable Person prompt, and to the extent reasonably practicable, prior notice of such disclosure and an opportunity to contest such disclosure and shall use reasonable best efforts to cooperate, at the expense of the requesting Person, in seeking any reasonable protective arrangements requested by such Person. In the event that such appropriate protective order or other remedy is not obtained, the Person that is required to disclose such information shall furnish, or cause to be furnished, only that portion of such information that is legally required to be disclosed and shall use reasonable best efforts to ensure that confidential treatment is accorded such information. Each Party’s obligations under this Section 5.03 shall expire three years from the date of this Agreement.

(b) Without limiting the foregoing, when any information concerning the other Group or its business is no longer needed for the purposes contemplated by this Agreement or any Ancillary Agreement, each Party will, promptly after request of another Party, either return all information in a tangible form (including all copies thereof and all notes, extracts or summaries based thereon) or certify to the other Party, as applicable, that it has destroyed such information, other than, in each case, any such information electronically preserved or recorded within any computerized data storage device or component (including any hard-drive or database) pursuant to automatic or routine backup procedures generally accessible only by legal, IT or compliance personnel.

ARTICLE VI

Insurance

Section 6.01 Insurance.

(a) ASV acknowledges and agrees that, from and after the Separation Date, ASV shall have no rights to or under policies of insurance, current or past, which are or at any time were maintained by or on behalf of or for the benefit or protection of Manitex and its subsidiaries, except for any policies maintained exclusively by ASV (the “Manitex Insurance Policies”), other than as expressly provided in Section 6.01(b).

(b) With respect to any Liability accrued and/or incurred by ASV prior to the Separation Date, Manitex shall provide ASV with access to the Manitex Insurance Policies if and solely to the extent that the terms of such policies provide for such coverage to ASV with respect to any Liabilities accrued or incurred by ASV prior to the Separation Date, and subject to the terms and conditions of such insurance policies, including any limits on coverage or scope, any deductibles and other fees and expenses. ASV shall report any potential claims under Manitex Insurance Policies as soon as practicable to Manitex and Manitex shall determine whether and at what time to report and make any such claims. If and to the extent that ASV is the sole entity recovering proceeds under one or more Manitex Insurance Policies in respect of a particular claim, ASV shall exclusively be responsible for any costs relating to such Manitex Insurance Policy, including any amounts of deductibles and self-insured retention associated with such claims, claim handling and administrative costs, as well as for any applicable increase in Manitex’s future premiums for the coverage provided by such policy.

(c) Each of Manitex and ASV shall, and Manitex shall cause each member of the Manitex Group to, cooperate and assist ASV and the applicable member of the Manitex Group, as applicable, with respect to such claims. In connection with making any joint claim under any Manitex Insurance Policy Manitex shall control the administration of all such claims, including the timing of any assertion and pursuit of coverage. In the event that any insurance claims of both Manitex and ASV for any Liability accrued and/or incurred prior to the Separation Date exist relating to the same occurrence, both Parties shall jointly defend and waive any conflict of interest to the extent necessary to the conduct of the joint defense. In the event of any Action by either ASV or Manitex (or both) to recover or obtain insurance proceeds, or to defend against any Action by an insurance carrier to deny any benefits under an insurance policy, both Parties may join in any such Action and be represented by joint counsel and both Parties shall waive any conflict of interest to the extent necessary to conduct any such Action.

ARTICLE VII

Further Assurances and Additional Covenants

Section 7.01 Further Assurances.

(a) In addition to the actions specifically provided for elsewhere in this Agreement, each of the Parties shall, subject to Section 8.01, use reasonable best efforts, prior to, on and after the Separation Date, to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable Laws and agreements to consummate and make effective the transactions contemplated by this Agreement.

(b) Without limiting the foregoing, prior to, on and after the Separation Date, each Party shall reasonably cooperate with the other Party, without any further consideration, (i) to execute and deliver all instruments as such Party may reasonably be requested to execute and deliver by the other Party to transfer any assets or Liabilities hereunder, (ii) to make all filings with, and to obtain, or cause to be obtained, all consents, waivers or approvals from, or notifications or filings required by law or otherwise necessary or advisable; and (iii) to take all such other actions as such Party may reasonably be requested to take by the other Party from time to time, consistent with the terms of this Agreement and the Ancillary Agreements, in order to effectuate the provisions and purposes of this Agreement and the Ancillary Agreements.

ARTICLE VIII

Miscellaneous

Section 8.01 Sole Discretion of Manitex and Terex. Manitex and Terex shall jointly, in their sole and absolute discretion, determine all terms of the Separation, including the form, structure and terms of any transactions and/or offerings to effect the Separation (so long as any such determinations are made in good faith and are not inconsistent with the express terms of this Agreement) and the timing of and conditions to the consummation thereof.

Section 8.02 Termination. This Agreement may be terminated by any Party at any time, in its sole discretion, prior to the Separation. In the event of any termination of this Agreement prior to the Separation, none of the Parties (nor any of its directors or officers) shall have any Liability or further obligation to any other Party under this Agreement or the Ancillary Agreements.

Section 8.03 Counterparts; Entire Agreement; Corporate Power.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Ancillary Agreements and any Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein. If there is a conflict between any provision of this Agreement and any specific provision of an applicable Ancillary Agreement, such Ancillary Agreement shall control.

(c) Each Party represents on behalf of itself and each other member of its Group, as applicable, as follows:

(i) each such Person has the requisite corporate or other power and authority and has taken all corporate or other action necessary in order to execute, deliver and perform each of this Agreement and each Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby; and

(ii) this Agreement and each Ancillary Agreement to which it is a party has been (or, in the case of any Ancillary Agreement, will be on or prior to the Separation Date) duly executed and delivered by it and constitutes, or will constitute, a valid and binding agreement of it enforceable in accordance with the terms thereof.

Section 8.04 Governing Law; Dispute Resolution; Jurisdiction.

(a) This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Michigan, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof.

(b) Unless otherwise set forth in this Agreement, in the event of any dispute arising under this Agreement among the Parties, each Party involved in such dispute shall attempt in good faith to resolve such dispute. If the Parties are unable to resolve a given dispute within 10 days, each Party shall have the right to exercise any and all remedies available under law or equity with respect to such dispute.

(c) Each Party irrevocably consents to the exclusive jurisdiction, forum and venue of any court located in the State of Michigan (or, solely if such court declines jurisdiction, any federal court located in the State of Michigan) over any and all claims, disputes, controversies or disagreements between the Parties or any of their respective subsidiaries, affiliates, successors and assigns under or related to this Agreement or any document executed pursuant to this Agreement or any of the transactions contemplated hereby or thereby.

Section 8.05 Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the Parties without the prior written consent of the other Parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, each Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s Assets, or (b) the sale of all or substantially all of such Party’s Assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Parties. No assignment permitted by this Section 8.05 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 8.06 Third-Party Beneficiaries. Except for the indemnification rights under this Agreement of any ASV Indemnitee or Manitex-Terex Indemnitee in their respective capacities as such, (a) the provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 8.07 Notices. All notices or other communications under this Agreement shall be in writing and shall be deemed to be duly given when (a) delivered in person, (b) on the date received, if sent by a nationally recognized delivery or courier service or (c) upon the earlier of confirmed receipt or the fifth business day following the date of mailing if sent by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to ASV, to:	A.S.V, LLC 840 Lily Lane Grand Rapids, Minnesota 55744 Attention: Andrew Rooke Facsimile: (218) 327-9123

If to Manitex, to:	Manitex International, Inc. 9725 Industrial Drive Bridgeview, Illinois 60455 Attention: David J. Langevin Facsimile: (708) 430-5331

If to Terex, to:	Terex Corporation 200 Nyala Farm Road Westport, Connecticut 06880 Attention: Eric I. Cohen Facsimile: (203) 227-6372

Any Party may, by notice to the other Parties, change the address to which such notices are to be given.

Section 8.08 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 8.09 Publicity. Each Party shall consult with the other Parties, and shall, subject to the requirements of Section 5.03, provide the other Parties the opportunity to review and comment upon, any press releases or other public statements in connection with the Separation or the Initial Public Offering or any of the other transactions contemplated hereby and any filings with any governmental authority or national securities exchange with respect thereto, in each case prior to the issuance or filing thereof, as applicable (including the Registration Statement and the Parties’ respective Current Reports on Form 8-K to be filed in connection with the Initial Public Offering).

Section 8.10 Expenses. All fees, costs and expenses paid or incurred in connection with the Separation or the Initial Public Offering, as applicable, will be paid by the Party incurring such fees or expenses, whether or not the Separation or the Initial Public Offering is consummated, or as otherwise agreed by the Parties in writing.

Section 8.11 Survival of Covenants. Except as expressly set forth in this Agreement, the covenants in this Agreement and the liabilities for the breach of any obligations in this Agreement shall survive the Separation and the Initial Public Offering, as applicable, and shall remain in full force and effect.

Section 8.12 Waivers of Default. No failure or delay of any Party (or the applicable member of its Group) in exercising any right or remedy under this Agreement or any Ancillary Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by any Party of any default by the other Parties of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 8.13 Specific Performance. Subject to Section 8.01 and notwithstanding the procedures set forth in ARTICLE VII, in the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the affected Party(ies) shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at Law or in equity, and all such rights and remedies shall be cumulative. The other Party(ies) shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at Law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at Law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 8.14 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by any Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

Section 8.15 Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTIES HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTIES WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 8.15.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

A.S.V., LLC,

By:	/s/ Andrew Rooke
Name:	Andrew Rooke
Title:	Chief Executive Officer

MANITEX INTERNATIONAL, INC.,

By:	/s/ David J. Langevin
Name:	David J. Langevin
Title:	Chairman and CEO

TEREX CORPORATION

By:	/s/ Eric I. Cohen
Name:	Eric I. Cohen
Title:	Senior Vice President